STATE OF DELAWARE
           SECRETARY OF STATE
        DIVISION OF CORPORATIONS
       FILED 09:00 AM 09/05/2001
          010439057 - 3432839



                                 EXHIBIT (2)(a)


                          CERTIFICATE OF INCORPORATION

                                       OF

                                SearchHelp, Inc.

                         ------------------------------



          FIRST. The name of this corporation shall be:

                                SearchHelp, Inc.

          SECOND. Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle and its registered agent at such address is Corporation Service Company.

          THIRD. The purpose or purposes of the corporation shall be:

          To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

          FOURTH. The total number of shares of stock which this corporation is authorized to issue is:

          One-Hundred Million (100,000,000) Shares Of Common Stock With a Par Value of $.0001 per share.

          FIFTH. The name and address of the incorporator is as follows:

                                    Brandon Laramore
                                    Corporation Service Company
                                    2711 Centerville Road Suite 400
                                    Wilmington, DE 19808

          SIXTH. The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

          SEVENTH. No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts

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or omissions  not in good faith or which  involve  intentional  misconduct  or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

          IN  WITNESS   WHEREOF,   the   undersigned,   being  the  incorporator
hereinbefore named, has executed, signed and acknowledged this certificate of incorporation this fifth day of September, A.D., 2001.


                                                     /s/ Brandon Laramore
                                                     ---------------------------
                                                     Brandon Laramore
                                                     Incorporator